[ON COHEN FUND AUDIT SERVICES, LTD. LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 28, 2012, on the financial statements of Integrity Fund of Funds, Inc. (the "Fund") as of December 30, 2011, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Integrity Fund of Funds, Inc. Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
Westlake, Ohio

April 26, 2012